Exhibit 23.2

Independent AUDITORS’ Consent

We consent to the inclusion in this Registration Statement of GameSquare Holdings, Inc. on Form S-1 Amendment No. 1 File No. 333-280863 of our report dated June 18, 2024, which includes an explanatory paragraph as to FaZe Holdings Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of FaZe Holdings Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement / prospectus.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
August 13, 2024